Effective December 1, 2019

CODE OF ETHICS AND CONDUCT

T. ROWE PRICE GROUP, INC.

AND ITS AFFILIATES

T. ROWE PRICE GROUP, INC.

STATEMENT OF POLICY

ON

SECURITIES TRANSACTIONS

BACKGROUND INFORMATION.

Legal Requirement. In accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, and the various UK and other jurisdictions’ laws and regulations, Price Group and the mutual funds (“Price Funds”) which its affiliates manage, have adopted this Statement of Policy on Securities Transactions (“Statement”).

Price Advisers’ Fiduciary Position. As investment advisers, the Price Advisers are in a fiduciary position which requires them to act with an eye only to the benefit of their clients, avoiding those situations which might place, or appear to place, the interests of the Price Advisers or their officers, directors and employees in conflict with the interests of clients.

Purpose of Statement of Policy. The Statement was developed to help guide Price Group’s employees and independent directors and the independent directors of the Price Funds in the conduct of their personal investments and to:

• Eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as inconsistent with our role as a fiduciary;

• Avoid situations where it might appear that Price Group or the Price Funds or any of their officers, directors, employees, or other personnel had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

• Prevent, as well as detect, the misuse of material, non-public information.

Price Group’s and the Price Funds’ reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of the Price Advisers and the independent directors of the Price Funds.

QUESTIONS ABOUT THE STATEMENT. Questions regarding the policy can be directed to Code Compliance (Code_of_Ethics@TRowePrice.com).

EXCESSIVE TRADING AND MARKET TIMING OF MUTUAL FUND SHARES. The issue of excessive trading and market timing by mutual fund shareholders is a serious one and is not unique to T. Rowe Price. Employees may not engage in trading of shares of a Price Fund that is inconsistent with the prospectus of that Fund.

Excessive or short-term trading in fund shares may disrupt management of a fund and raise its costs. The Board of Directors/Trustees of the Price Funds have adopted a policy to deter excessive and short-term trading (the “Policy”), which applies to persons trading directly with T. Rowe Price and indirectly through intermediaries. Under this Policy, T. Rowe Price may bar excessive and short-term traders from purchasing shares.

This Policy is set forth in each Fund’s prospectus, which governs all trading activity in the Fund regardless of whether you are holding T. Rowe Price Fund shares as a retail investor or through your T. Rowe Price U.S. Retirement Program account.

Although the Fund may issue a warning letter regarding excessive trading or market timing, any trade activity in violation of the Policy will also be reviewed by the Chief Compliance Officer, who will refer instances to the Ethics Committee as he or she feels appropriate. The Ethics Committee, based on its review, may take disciplinary action, including suspension of trading privileges, forfeiture of profits or the amount of losses avoided, and termination of employment, as it deems appropriate.

Employees are also expected to abide by trading restrictions imposed by other funds as described in their prospectuses. If you violate the trading restrictions of a non-Price Fund, the Ethics Committee may impose the same penalties available for violation of the Price Funds excessive trading Policy.

FRONT RUNNING. Front Running is inconsistent with our responsibility to serve the interests of clients. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices affected by client transactions.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity (except the independent directors of Price Group) is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person’s or Non-Access Person’s spouse, minor children, and certain other relatives, as further described on page
5-4 of this Statement. All Access Persons except the independent directors of the Price Funds are subject to all provisions of this Statement except certain restrictions on purchases in initial public offerings that apply only to Investment Personnel. The independent directors of the Price Funds are not subject to prior transaction clearance requirements and are subject to modified reporting as described on page 5-19. Non-Access Persons are subject to the general principles of the Statement and its reporting requirements but are only required to receive prior transaction clearance for transactions in Price Group stock. The persons and entities covered by this Statement are:

Price Group. Price Group, each of its subsidiaries and affiliates, and their retirement plans.

Employee Partnerships. Partnerships such as Pratt Street Ventures.

Personnel. Each officer, inside director and employee of Price Group and its subsidiaries and its affiliates.

Certain Contingent Workers. These workers include:

• All contingent workers whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group’s employees (versus project work that stands apart from ongoing work); and

• Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

Exceptions must be approved by Code Compliance (Code_of_Ethics@TRowePrice.com)

Independent Directors of Price Group and the Price Funds. The independent directors of Price Group include those directors of Price Group who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be “interested persons” of Price Group.

Although subject to the general principles of this Statement, including the definition of “beneficial ownership,” independent directors are subject only to modified reporting requirements (pages 5-19 to 5-22). The trades of the independent directors of the Price Funds are not subject to prior transaction clearance requirements. The trades of the independent directors of Price Group are not subject to prior transaction clearance requirements except for transactions in Price Group stock.

ACCESS PERSONS. Certain persons and entities are classified as “Access Persons” under the Code. The term “Access Persons” means:

• The Price Advisers;

• Any officer or director of any of the Price Advisers or the Price Funds (except the independent directors of the Price Funds);

• Any person associated with any of the Price Advisers or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to non-public information regarding the purchase or sale of securities by a Price Fund or other advisory client, or to non-public information regarding any securities holdings of any client of a Price Adviser, including the Price Funds, or whose functions relate to the making of any recommendations with respect to the purchases or sales.

All Access Persons are notified of their status under the Code.

Investment Personnel. An Access Person is further identified as “Investment Personnel” if, in connection with his or her regular functions or duties, he or she “makes or participates in making recommendations regarding the purchase or sale of securities” by a Price Fund or other advisory client.

The term “Investment Personnel” includes, but is not limited to:

• Those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm’s clients (investment counselors and members of the mutual fund advisory committees);

• Research and credit analysts; and

• Traders who assist in the investment process.

All Investment Personnel are deemed Access Persons under the Code.

NON-ACCESS PERSONS. Persons who do not fall within the definition of Access Persons are deemed “Non-Access Persons.” If a Non-Access Person is married to an Access Person, then the non-Access Person is deemed to be an Access Person.

TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to transactions that fall under either one of the following two conditions:

First, you are a “beneficial owner” of the security under the Rule 16a-1 of the Exchange Act, defined as follows; or

Second, if you control or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization (e.g., a power of attorney to direct transactions in another person’s account) of an unrelated person’s or entity’s brokerage account, or are directing another person’s or entity’s trades, those transactions will usually be subject to this Statement to the same extent your personal trades would be as described below.

Definition of Beneficial Owner. A “beneficial owner” is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Being the beneficiary of an account, such as a 401(k) or securities account, does not necessarily mean a person is a “beneficial owner” unless one of the following conditions exists.

A person has beneficial ownership in:

• Securities held by members of the person’s immediate family (e.g. spouse, child, etc.) sharing the same household, although the presumption of beneficial ownership may be rebutted;

• A person’s interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;

• A person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

• A general partner’s proportionate interest in the portfolio securities held by either a general or limited partnership;

• Certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

• A person’s right to dividends that are separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. If you become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, then the associated securities accounts become subject to the account reporting requirements outlined on page 5-16.

Requests for Clarifications or Interpretations Regarding Beneficial Ownership or Control. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, unless you have no direct or indirect influence or control over the transaction. Such a situation may arise, for example, if you have delegated investment authority to an independent investment adviser or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but not beneficial ownership in, an unrelated account, the Statement may not apply to those securities and you may wish to seek clarification or an interpretation.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement’s relevant prior transaction clearance and/or reporting requirements, you should submit a written request for clarification or interpretation to either Code Compliance (Code_of_Ethics@TRowePrice.com) or the TRP International Compliance Team. Any such request for clarification or interpretations should name the account, your interest in the account, the persons or firms responsible for its management, and the specific facts of the situation. Do not assume that the Statement is not applicable; you must receive a clarification or interpretation about the applicability of the Statement. Clarifications and interpretations are not self-executing; you must receive a response to a request for clarification or interpretation directly from the Code Compliance Team or the TRP International Compliance Team before proceeding with the transaction or other action covered by this Statement.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS GENERALLY. As described, certain transactions require prior clearance before execution. Receiving prior transaction clearance does not relieve you from conducting your personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and the 60-Day Rule, and with applicable law, including the prohibition on Front Running.

TRANSACTIONS IN STOCK OF PRICE GROUP. Because Price Group is a public company, ownership of its stock subjects its officers, inside and independent directors, employees and all others subject to the Code to special legal requirements under the U.S. securities laws. You are responsible for your own compliance with these requirements. In connection with these legal requirements, Price Group has adopted the following rules and procedures:

Independent Directors of Price Funds. The independent directors of the Price Funds are prohibited from owning the stock or other securities of Price Group.

Quarterly Earnings Report. Generally, all Access Persons and Non-Access Persons and the independent directors of Price Group must refrain from initiating transactions in Price Group stock in which they have a beneficial interest from the second trading day after quarter end (or such other date as management shall from time to time determine) through the day of filing the firm’s earnings release with the SEC. You will be notified quarterly in regards to the controlling (blackout) dates.

Prior Transaction Clearance of Price Group Stock Transactions Generally. Access Persons and Non-Access Persons and the independent directors of Price Group are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers of beneficial ownership) involving shares of Price Group stock owned beneficially, including any Price Group stock owned in the Employee Stock Purchase Plan (“ESPP”). Moving shares of Price Group stock (held outside of the ESPP) between securities firms or to/from street name accounts with the same registration does not have to receive prior clearance but must be reported.

Prior Transaction Clearance Procedures for Price Group Stock. Requests for prior transaction clearance must be submitted to the myTRPcompliance system.

Gifts. The giving of or receipt of Price Group stock (TROW) must be prior cleared. This includes donation transactions into donor-advised funds such as T. Rowe Price Charitable, as well as any other charitable gifting.

Prohibition Regarding Transactions in Price Group Options. Transactions in options (other than stock options granted to T. Rowe Price associates) on Price Group stock are not permitted.

Prohibition Regarding Short Sales of Price Group Stock. Short sales of Price Group stock are not permitted.

Hedging Transactions in Price Group Stock. Entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of Price Group stock is not permitted.

Applicability of 60-Day Rule to Price Group Stock Transactions. Transactions in Price Group stock are subject to the 60-Day Rule except for transactions effected through the ESPP, the exercise of employee stock options granted by Price Group and the subsequent sale of the derivative shares, and shares obtained through an established dividend reinvestment program. Refer to page 5-25 for a full description of the 60-Day Rule.

Only Price Group stock that has been held for at least 60 days may be gifted. You must receive prior clearance before gifting shares of Price Group stock. Purchases of Price Group stock in the ESPP through payroll deduction are not considered in determining the applicability of the 60-Day Rule to market transactions in Price Group stock. To avoid issues with the 60-day rule, shares may not be transferred out of or otherwise removed from the ESPP if the shares have been held for less than 60 days.

Access Persons and Non-Access Persons and the independent directors of Price Group must obtain prior transaction clearance of any transaction involving Price Group stock, (unless specifically exempted, such as transfers of form of ownership).

Initial Disclosure of Holdings of Price Group Stock. Each new employee must report any shares of Price Group stock of which he or she has beneficial ownership no later than ten business days after his or her starting date.

Dividend Reinvestment Plans for Price Group Stock. Purchases of Price Group stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior transaction clearance. Reporting of transactions effected through that plan need only be made quarterly through statements provided to the Code Compliance Team or by the financial institution (e.g. broker-dealer) where the account is maintained, except in the case of employees who are subject to Section 16 of the Exchange Act, who must report such transactions immediately.

Effectiveness of Prior Clearance. Prior transaction clearance of transactions in Price Group stock is effective for three U.S. business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Payroll and Stock Transaction Group prior to the proposed transaction, or (ii) the person receiving the clearance comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Group stock is not executed within this time period, a new clearance must be obtained before the individual can execute the proposed transaction.

Reporting of Disposition of Proposed Transaction. If the transaction request was executed, the Payroll & Stock Transaction Team will receive an electronic or paper confirmation of the transaction and your records will be updated accordingly.

Insider Reporting and Liability. Under current SEC rules, certain officers, directors and 10% stockholders of a publicly traded company (“Insiders”) are subject to the requirements of Section 16. Insiders include the directors and certain executive officers of Price Group. The Payroll and Stock Transaction Group informs all those who are Insiders of their obligations under Section 16.

SEC Reporting. There are three reporting forms which Insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Group stock. Although the Payroll and Stock Transaction Group will provide assistance in complying with these requirements as an accommodation to Insiders, it remains the legal responsibility of each Insider to ensure that the applicable reports are filed in a timely manner.

• Form 3. The initial ownership report by an Insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an Insider (i.e., is elected as a director or appointed as an executive officer) to report all current holdings of Price Group stock. Following the election or appointment of an Insider, the Payroll and Stock Transaction Group will deliver to the Insider a Form 3 for appropriate signatures and will file the form electronically with the SEC.

• Form 4. Any change in the Insider’s ownership of Price Group stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 must be filed electronically before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed. Following receipt of the Notice of Disposition of the proposed transaction, the Payroll and Stock Transaction Group will deliver to the Insider a Form 4, as applicable, for appropriate signatures and will file the form electronically with the SEC.

• Form 5. Any transaction or holding that is exempt from reporting on Form 4, such as small purchases of stock, gifts, etc. may be reported electronically on a deferred basis on Form 5 within 45 calendar days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

Liability for Short-Swing Profits. Under the U.S. securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Group) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm or its designated payee upon request.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS - ACCESS PERSONS.

Access Persons must obtain prior transaction clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which the Access Person controls. This includes the writing of an option to purchase or sell a security and the acquisition of any shares in an Automatic Investment Plan through a non-systematic investment. Following are exceptions to the prior transaction clearance requirement:

• The independent directors of the Price Funds are generally not required to receive prior transaction clearance so long as they have no knowledge of trades being transacted for the Price Funds; and

• Any Price Adviser is not required to receive prior transaction clearance when T. Rowe Price seed money is deployed to establish a client/product strategy.

Non-Access Persons are not required to obtain prior clearance before engaging in any securities transactions, except for transactions in Price Group stock.

Where required, prior transaction clearance must be obtained regardless of whether the transaction is affected through TRP Brokerage (generally available only to U.S. residents) or through an unaffiliated broker-dealer or other entity. Please note that the prior clearance procedures do not check compliance with the 60-Day Rule (page 5-25); you are responsible for ensuring your compliance with this rule.

TRANSACTIONS (OTHER THAN IN PRICE GROUP STOCK) THAT DO NOT REQUIRE EITHER PRIOR TRANSACTION CLEARANCE OR REPORTING UNLESS THEY OCCUR IN A “REPORTABLE FUND.” The following transactions do not require either prior transaction clearance or reporting:

Mutual Funds and Variable Insurance Products. The purchase or redemption of shares of any open-end investment companies and variable insurance products, except that Access Persons must report transactions in Reportable Funds (page 5-11).

Undertakings for Collective Investments in Transferrable Securities (UCITS). The purchase or redemption of shares in an open-ended European investment fund established in accordance with the UCITS Directive provided that a Price Adviser does not serve as an adviser to the fund.

Automatic Investment Plans. Transactions through a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. However, the initial automatic investment does require prior clearance. An Access Person must report any securities owned as a result of transactions in an Automatic Investment Plan on his or her Annual Report. Any transaction that overrides the pre-set schedule or allocations of an automatic investment plan (a “non-systematic transaction”) must be reported by both Access Persons and non-Access Persons and Access Persons must also receive prior transaction clearance for such a transaction if the transaction would otherwise require prior transaction clearance.

Donor-Advised Funds. Transactions within donor-advised funds, such as

T. Rowe Price Charitable, do not require prior clearance or reporting. However, a gift of Price Group stock into a donor-advised fund is required to be prior cleared and reported.

U.S Government Obligations. Purchases or sales of direct obligations of the U.S Government.

Certain Commodity Futures Contracts. Purchases or sales of commodity futures contracts for tangible goods (e.g., corn, soybeans, wheat) if the transaction is regulated solely by the U.S. Commodity Futures Trading Commission (“CFTC”). Commodity futures contracts for financial instruments such as ETFs, however, must be reported.

Commercial Paper and Similar Instruments. Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality, short-term debt instruments, including repurchase agreements.

Certain Unit Investment Trusts. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, if none of the underlying funds is a Reportable Fund.

Currency. Direct foreign currency transactions (spot and forward trades) in the Japanese Yen or British Pound, for example. However, securitized or financial instruments used for currency exposure (e.g. ProShares Ultra Yen ETF), must be reported.

Cryptocurrency. Transactions in cryptocurrency, such as Bitcoin, Ethereum, etc., do not require prior clearance or reporting. However, transactions in any publicly-traded cryptocurrency tracker instrument would require prior clearance and reporting. Participation in Initial Coin Offerings (ICOs) is prohibited.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT DO NOT REQUIRE PRIOR TRANSACTION CLEARANCE BUT MUST BE REPORTED BY BOTH ACCESS PERSONS AND NON-ACCESS PERSONS. The following transactions do not require prior transaction clearance but must be reported:

Exchange-Traded Funds (“ETFs”). Transactions in ETFs, including ETFs authorized as UCITS, do not require prior clearance but must be reported. However, transactions in narrow, inverse (also known as short or inverse leveraged) ETFs are prohibited. Short sale transactions in narrow, long ETFs are also prohibited. Access Persons are responsible for their compliance to these two prohibitions. Contact the Code Compliance Team regarding any uncertainty in contemplated ETF transactions. Narrow ETFs include, but are not limited to, those focused on specific industries (e.g. energy, healthcare, financial services, etc.), commodities, currencies, and specific geographical markets (e.g. countries or regions).

Unit Investment Trusts. Purchases or sales of shares in unit investment trusts registered under the Investment Company Act of 1940, unless the unit investment trust is an ETF, in which case the ETF protocols apply.

National Government Obligations (other than U.S.). Purchases or sales of direct obligations of national (non-U.S.) governments.

Variable Rate Demand Notes. This financial instrument is an unsecured debt obligation of a corporate entity. These instruments generally pay a floating interest rate slightly above the prevailing money market rates and include check-writing capabilities. It is not a money market fund nor is it equivalent to a bank deposit or bank account, therefore the instrument is not protected by the Securities Investor Protection Corporation or Federal Deposit Insurance Corporation.

Pro Rata Distributions. Purchases effected by the exercise of rights issued pro-rata to all holders of a class of securities or the sale of rights so received.

Tender Offers. Purchases and sales of securities pursuant to a mandatory (e.g., the holder has no choice or elections regarding the offer) tender offer. Merger elections, however, that presents holders of acquired securities, with exchange options that typically include cash or securities of the acquiring company and/or a combination thereof, must be prior cleared.

Exercise of Stock Option of Corporate Employer by Spouse. Transactions involving the exercise by an Access Person’s spouse of a stock option issued by the corporation employing the spouse. However, a subsequent sale of the stock obtained by means of the exercise, including sales effected by a “cash-less” transactions, must receive prior transaction clearance.

Restricted Stock Plan Automatic Sales for Tax Purposes by Spouse. Transactions commonly called “net sales” whereby upon vesting of restricted shares, a portion of the shares are automatically sold in order to cover the tax obligation.

Inheritances. The acquisition of securities through inheritance.

Gifts. The giving of or receipt of a security as a gift. However, a gift of or receipt of Price Group stock must be prior cleared.

Stock Splits, Reverse Stock Splits, and Similar Acquisitions and Dispositions. The mandatory acquisition of additional shares or the disposition of existing corporate holdings through stock splits, reverse stock splits, stock dividends, exercise of rights, exchange or conversion. Reporting of such transactions must be made within 30 days of the end of the quarter in which they occurred. Reporting is deemed to have been made if the acquisition or disposition is reported on a confirmation, statement or similar document sent to Code Compliance.

Spousal Employee-Sponsored Payroll Deduction Plans. Purchases, but not sales, by an Access Person’s spouse pursuant to an employee-sponsored payroll deduction plan (e.g., a 401(k) plan or employee stock purchase plan), provided the Code Compliance Section has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan. Reporting of such transactions must be made within 30 days of the end of the quarter in which they occurred. A sale or exchange of stock held in such a plan is subject to the prior transaction clearance requirements for Access Persons.

Partial Shares Sold. Partial shares held in an account that are sold when the account is transferred to another broker-dealer or to new owner or partial shares sold automatically by the broker-dealer.

TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT DO NOT REQUIRE PRIOR TRANSACTION CLEARANCE BUT MUST BE REPORTED BY ACCESS PERSONS ONLY.

Reportable TRP-Advised Funds (“Reportable Funds”) Not Held On A T. Rowe Price Platform. Access Persons must report the purchases and sales of shares of Reportable Funds. A Reportable Fund is any open-end investment company, including money market funds and UCITS, for which any of the Price Advisers serves as an investment adviser. This includes not only the Price Funds, SICAVs, OEICs, and any Price-advised investment products, but also any fund managed by any of the Price Advisers either through subadvised relationships, including any fund holdings offered through retirement plans (e.g., 401(k) plans) other than the T. Rowe Price U.S. Retirement Plan, or as an investment option offered as part of a variable annuity. Code Compliance maintains a listing of subadvised Reportable Funds on the TRP Exchange.

Access Persons must inform the Code Compliance Team about ownership of shares of Price Funds. Once this notification has been given, if the Price Fund is held on a T. Rowe Price platform, in a TRP Brokerage Account, or in the T. Rowe Price U.S. Retirement Plan, the Access Person need not report these transactions directly. In instances where Price Funds are held through an intermediary, transactions in shares of those Price Funds must be reported as described on page 5-18.

Interests in Section 529 College Savings Plans not held on the T. Rowe Price Platform. Access Persons must report the purchase and sale of interests in any Section 529 College Savings Plan for which any Price Adviser serves as an adviser or subadviser to the plan. Access Persons must inform the Code Compliance Team about ownership of interests in the Maryland College Investment Plan, the T. Rowe Price College Savings Plan and the University of Alaska College Savings Plan. For these specific plans only, once this notification has been given, an Access Person need not report transactions directly (page 5-18). In instances where ownership interests in 529 College Savings Plans that are advised or subadvised by a Price Adviser are held through an intermediary, transactions must be reported as described on page 5-18.

The Chief Compliance Officer or his or her designee reviews at a minimum the transaction reports for all securities required to be reported under the Advisers Act or the Investment Company Act for all employees, officers, and inside directors of Price Group and its affiliates and for the independent directors of the Price Funds.

TRANSACTIONS THAT REQUIRE PRIOR TRANSACTION CLEARANCE BY ACCESS PERSONS. If the transaction or security is not subject to prior transaction clearance, as outlined in this policy, you should assume that it is subject to the prior clearance requirement unless specifically informed otherwise by the Code Compliance Team or the TRP International Compliance Team.

Among the transactions for which Access Persons must receive prior transaction clearance are:

• Non-systematic transactions in a security that is not exempt from prior transaction clearance;

• Close-end fund transactions, including U.K, Canadian, and other non-U.S. investment trusts.

OTHER TRANSACTION REPORTING REQUIREMENTS. Any transaction that is subject to the prior transaction clearance requirements on behalf of an Access Person (except the independent directors of the Price Funds), including purchases in initial public offerings and private placement transactions, must be reported. Although Non-Access Persons are not required to receive prior transaction clearance for securities transactions (other than Price Group stock), they must report any transaction that would require prior transaction clearance by an Access Person. The independent directors of Price Group and the Price Funds are subject to modified reporting requirements.

PROCEDURES FOR OBTAINING PRIOR TRANSACTION CLEARANCE (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS. Unless prior transaction clearance is not required as described in this policy or determined by the Chairperson of the Ethics Committee, Access Persons must receive prior transaction clearance for all securities transactions.

Access Persons should follow the procedures before engaging in the transactions described. If an Access Person is not certain whether a proposed transaction is subject to the prior transaction clearance requirements, he or she should contact the Code Compliance Team before proceeding.

Procedures for Obtaining Prior Transaction Clearance for Initial Public Offerings (“IPOs”):

Non-Investment Personnel. Access Persons who are not Investment Personnel (“Non-Investment Personnel”) may purchase securities that are the subject of an IPO only after receiving prior transaction clearance in writing from the Chairperson of the Ethics Committee or their designee. An IPO would include, for example, an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Exchange Act. This requirement applies to all IPOs regardless of market.

In considering such a request for prior transaction clearance, the Chairperson or their designee will determine whether the proposed transaction presents a conflict of interest with any of the firm’s clients or otherwise violates the Code. The Chairperson or his or her designee will also consider whether:

1. The purchase is made through the Non-Investment Personnel’s regular broker;

2. The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel’s account; and

3. The transaction otherwise meets the requirements of the FINRA restrictions, as applicable, regarding the sale of a new issue to an account in which a “restricted person,” as defined in FINRA Rule 5130, has a beneficial interest.

Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm’s clients are prohibited from doing so because of affiliated transaction restrictions. This prohibition will remain in effect until the firm’s clients have had the opportunity to purchase in the secondary market once the underwriting is completed – commonly referred to as the aftermarket. The 60-Day Rule applies to transactions in securities purchased in an IPO.

Investment Personnel. Investment Personnel may not purchase securities in an IPO.

Non-Access Persons. Although Non-Access Persons are not required to receive prior transaction clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative or associated person of Investment Services is reminded that FINRA Rule 5130 may restrict his or her ability to buy shares in a new issue in any market.

Procedures for Obtaining Prior Transaction Clearance for Private Placements:

Access Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior transaction clearance in writing has been obtained from the Chairperson of the Ethics Committee or their designee. This prior clearance provision includes situations involving investment transactions made in small businesses typically sourced through family or friends as well as any other referral source.

A private placement is generally defined as an offering that is exempt from registration by a regulatory authority and sold through a private offering. Private placement investments generally require the investor to complete a written questionnaire or subscription agreement and be regarded as a professional or accredited investor.

Crowdfunding. Investments made through crowdfunding sites that serve to match entrepreneurs with investors, through which investors receive an equity stake in the business, are generally considered to be private placements and would require prior clearance. In contrast, providing funding through crowdfunding sites that serve to fund projects or philanthropic ventures are not considered private placements and therefore would not require prior clearance.

If an Access Person has any questions about whether a transaction is, in fact, a private placement, he or she should contact the Chairperson of the Ethics Committee or their designee.

In considering a request for prior transaction clearance for a private placement, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm’s clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee.

Continuing Obligation. An Access Person who has received prior transaction clearance to invest and does invest in a private placement of securities and who, at a later date, anticipates participating in the firm’s investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

Registered representatives of Investment Services are reminded that FINRA rules may restrict investment in a private placement in certain circumstances.

Procedures for Obtaining Prior Transaction Clearance for All Other Securities Transactions:

Requests for prior transaction clearance by Access Persons for all other securities transactions requiring prior transaction clearance should generally be made via myTRPcompliance on the firm’s intranet. The myTRPcompliance system automatically sends any request for prior transaction approval that requires manual intervention to the Code Compliance Team. If you cannot access myTRPcompliance, requests may be made by email to the Legal Compliance Employee Trading mailbox. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or Sedol), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale, or buy to cover. Responses to all requests will be made by myTRPcompliance or the Code Compliance Team, documenting the request and whether or not prior transaction clearance has been granted. The myTRPcompliance system maintains the record of all approval and denials, whether automatic or manual.

Effectiveness of Prior Transaction Clearance. Prior transaction clearance of a securities transaction is effective for three U.S. business days from and including the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained. For example, if prior transaction clearance is granted at 2:00 pm Monday, the trade must be executed by Wednesday. In situations where it appears that the trade will not be executed within three business days even if the order is entered in that time period (e.g., certain transactions through transfer agents or spousal employee-sponsored payroll deduction plans), please notify the Code Compliance Team after prior clearance has been granted, but before entering the order with the executing agent.

Reminder. If you are an Access Person and become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, then transactions in those securities also become subject to the prior transaction clearance requirements. You must also report acquisition of beneficial ownership or control of these securities within ten business days of your knowledge of their existence.

REASONS FOR DISALLOWING ANY REQUESTED TRANSACTION. Prior transaction clearance will usually not be granted if:

Pending Client Orders. Orders have been placed by any of the Price Advisers to purchase or sell the security unless certain size or volume parameters as described (on page 5-23) under “Large Issuer/Volume Transactions” are met.

Purchases and Sales within Seven Calendar Days. The security has been purchased or sold by any client of a Price Adviser within seven calendar days immediately prior to the date of the proposed transaction, unless certain size or volume parameters as described (on page 5-23) under “Large Issuer/Volume Transactions” are met.

For example, if a client transaction occurs on Monday, prior transaction clearance is not generally granted to An Access Person to purchase or sell that security until Tuesday of the following week. Transactions in securities in pure, as opposed to enhanced, index funds are not considered for this purpose. If all clients have eliminated their holdings in a particular security, the seven-calendar day restriction is not applicable to an Access Person’s transactions in that security.

Company Rating Changes. A change in the rating of a company has occurred within seven calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth calendar day.

Securities Subject to Internal Trading Restrictions. The security is limited or restricted by any of the Price Advisers as to purchase or sale by Access Persons.

Requests for Reconsideration of Prior Transaction Clearance Denials. If an Access Person has not been granted a requested prior transaction clearance, he or she may apply to the Chairperson of the Ethics Committee or their designee for reconsideration. Such a request must be in writing and must fully describe the basis upon which the reconsideration is being requested. As part of the reconsideration process, the Chairperson or their designee will determine if any client of any of the Price Advisers may be disadvantaged by the proposed transaction by the Access Person. The factors the Chairperson or their designee may consider in making this determination include:

• The size of the proposed transaction;

• The nature of the proposed transaction (i.e., buy or sell) and of any recent, current or pending client transactions;

• The trading volume of the security that is the subject of the proposed Access Person transaction;

• The existence of any current or pending order in the security for any client of a Price Adviser;

• The reason the Access Person wants to trade (e.g., to provide funds for the purchase of a home); and

• The number of times the Access Person has requested prior transaction clearance for the proposed trade and the amount of time elapsed between each prior transaction clearance request.

TRANSACTION CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. All Access Persons (except the independent directors of the Price Funds) and Non-Access Persons must request broker-dealers, investment advisers, banks, or other financial institutions executing their transactions to send a duplicate confirmation or contract note with respect to each and every reportable transaction, including Price Group stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see discussion of beneficial ownership and control concepts on page 5-4) to Code Compliance, Legal Department, T. Rowe Price, P.O. Box 17218, Baltimore, Maryland 21297-1218. T. Rowe Price has established relationships and electronic data feeds with many broker-dealers for purposes of obtaining duplicate confirmations and contract notes as well as periodic statements. Certain broker-dealers require employee consent before sending such confirmations, contract notes, and statements to T. Rowe Price. In those cases, Code Compliance will contact the employee and obtain the required authorization.

The independent directors of Price Group and the Price Funds are subject to modified reporting requirements described at pages 5-19 to 5-22.

If transaction or statement information is provided in a language other than English, the employee should provide an English translation.

NOTIFICATION OF SECURITIES ACCOUNTS. All persons and all entities subject to this Statement must report their securities accounts upon joining the firm as well as obtain prior approval for all new accounts opened while employed by T. Rowe Price. New T. Rowe Price brokerage accounts do not require prior approval but must be reported. Prior approval is obtained through myTRPcompliance and an instruction for obtaining such approval is located on the myTRPcompliance home page.

The independent directors of Price Group and the Price Funds are not subject to this requirement.

New Personnel Subject to the Code. A person subject to the Code must give written notice of any existing securities accounts maintained with any broker, dealer, investment adviser, bank or other financial institution within ten business days of association with the firm.

Associates do not have to report accounts at transfer agents or similar entities if the only securities in those accounts are variable insurance products or open-end mutual funds if these are the only types of securities that can be held or traded in the accounts. If other securities can be held or traded, the accounts must be reported. For example, if you have an account at a transfer agent that can only hold shares of a mutual fund; that account does not have to be reported. If, however, you have a brokerage account it must be reported even if the only securities currently held or traded in it are mutual funds.

Officers, Directors and Registered Representatives of TRP Investment Services. FINRA requires each associated person of T. Rowe Price Investment Services to:

• Obtain prior approval for a new securities account; and

• If the securities account is with a broker-dealer, provide the broker-dealer with written notice of his or her association with TRP Investment Services.

Annual Statement by Access Persons. Every January each Access Person, except an Access Person who is an independent director of the Price Funds, must file with the firm a list of their accounts as of year-end.

PROCEDURES FOR REPORTING TRANSACTIONS. The following requirements apply both to Access Persons and Non-Access Persons except the independent directors of Price Group and the Price Funds, who are subject to modified reporting requirements:

Report Form. If the executing firm provides a confirmation, contract note or similar document directly to the firm, you do not need to make a further report. The date this document is received by the Code Compliance Team will be deemed the date the report is submitted for purposes of SEC compliance. The Code Compliance Team must receive the confirmation or similar document no later than 30 days after the end of the calendar quarter in which the transaction occurred. You must report all other transactions using the “Securities Transaction Report” form which is available in the myTRPcompliance system.

What Information Is Required. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

• The date of the transaction

• The title of the security

• The ticker symbol or CUSIP number, as applicable

• The interest rate and maturity date, as applicable

• The number of shares, as applicable

• The principal amount of each reportable security involved, as applicable

• The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition)

• The price of the security at which the transaction was affected

• The name of the broker, dealer or bank with or through which the transaction was affected; and

• The date you submit the report

When Reports are Due. You must report a securities transaction within ten business days after the trade date or within ten business days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. A transaction in a Reportable Fund, a spousal payroll deduction plan or a stock split or similar acquisition or disposition must be reported within 30 days of the end of the quarter in which it occurred.

Access Person Reporting of Reportable Funds and T. Rowe Price-Advised Section 529 College Savings Plan Interests HELD on the T. Rowe Price Platform or HELD by the TRP UK Retirement Plan. You are required to inform Code Compliance about Reportable Funds and/or T. Rowe Price-advised Section 529 College Savings Plan interests (i.e., the Maryland College Investment Plan, the T. Rowe Price College Savings Plan and the University of Alaska College Savings Plan) held on the T. Rowe Price Platform or held by the TRP UK Retirement Plan. Once you have done this, you do not have to report any transactions in those securities. Your transactions and holdings will be updated and reported automatically to Code Compliance on a periodic basis. You should report your new account via myTRPcompliance (located on the Exchange) when you first establish an account in a Reportable Fund or invest in a T. Rowe Price-advised Section 529 College Savings Plan held on a T. Rowe Price Platform or held by the TRP UK Retirement Plan.

Access Person Reporting of Reportable Funds and T. Rowe Price-Advised Section 529 College Savings Plan Interests NOT HELD on the T. Rowe Price Platform. You must notify Code Compliance of any Reportable Fund or T. Rowe Price-advised Section 529 College Savings Plan interests that you beneficially own or control that are held at any intermediary. This would include, for example, a Price Fund held in your spouse’s retirement plan, even if T. Rowe Price Retirement Plan Services acts as the administrator or record-keeper of that plan. Any transaction in a Reportable Fund or in interests in a T. Rowe Price-advised Section 529 College Savings Plan must be reported by duplicate transaction confirmations and statements sent directly by the intermediary to the Code Compliance Team or by the Access Person directly using the “Securities Transactions” form (located in myTRPcompliance) within 30 days of the end of the quarter in which the transaction occurred.

Reporting Certain Private Placement Transactions. If your investment requires periodic capital calls (e.g., in a limited partnership) you must report each capital call. This is required even if you are an Access Person and you received prior transaction clearance for a total cumulative investment. In addition, you must report any distributions you receive in the form of securities.

Reminder. If you become the beneficial owner of another’s securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another’s securities, the transactions in these securities become subject to the transaction reporting requirements.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS.

Transactions in Publicly Traded Securities. An independent director of the Price Funds must report transactions in publicly-traded securities where the independent director controls or directs such transactions. These reporting requirements apply to transactions the independent director effects for his or her own beneficial ownership as well as the beneficial ownership of others, such as a spouse or other family member. An independent director does not have to report securities transactions in accounts over which the independent director has no direct or indirect influence such as an account over which the independent director has granted full investment discretion to a financial adviser. The independent director should contact the Legal Department to request approval to exempt any such accounts from this reporting requirement.

Transactions in Non-Publicly Traded Securities. An independent director does not have to report transactions in securities which are not traded on an exchange (i.e., non-publicly traded securities), unless the independent director knew, or in the ordinary course of fulfilling his or her official duties as a Price Funds independent director, should have known that during the 15-day period immediately before or after the independent director’s transaction in such non-publicly traded security, a Price Adviser purchased, sold or considered purchasing or selling such security for a Price Fund or Price advisory client.

Methods of Reporting. An independent director has the option to satisfy his or her obligation to report transactions in securities via a Quarterly Report or by arranging for the executing brokers of such transactions to provide duplicate transaction confirmations directly to the Code Compliance Team.

Quarterly Reports. If a Price Fund independent director elects to report his or her transactions quarterly: (1) a report for each securities transaction must be filed with the Code Compliance Team no later than thirty days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions. The Code Compliance Team will send to each independent director of the Price Funds who chooses to report transactions on a quarterly basis a reminder letter and reporting form approximately ten days before the end of each calendar quarter.

Duplicate Confirmation Reporting. An independent director of the Price Funds may also instruct his or her broker to send duplicate transaction confirmations directly to the Code Compliance Team. An independent director who chooses to have his or her broker send duplicate account information to the Code Compliance Team in lieu of directly reporting broker-executed transactions must nevertheless provide Quarterly Reports for any securities transactions for which a broker confirmation is not generated.

Among the types of transactions that are commonly not reported through a broker confirmation and may therefore have to be reported directly to T. Rowe Price are:

• Exercise of Stock Options of a Corporate Employer;

• Inheritance of a Security;

• Gift of a Security; and

• Transactions in Certain Commodities Futures Contracts (e.g., financial indices).

An independent director of the Price Funds must include any transactions listed above, as applicable, in his or her Quarterly Reports if not otherwise contained in a duplicate broker confirmation. The Code Compliance Team will send to each independent director of the Price Funds who chooses to report transactions through broker confirmations a reminder letter approximately ten days before the end of each calendar quarter so that transactions not reported by broker confirmations can be reported.

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from the Price Funds. An independent director of the Price Funds shall report to the Code Compliance Team any officership, directorship, general partnership, or other managerial position which he or she holds with any public, private, or governmental issuer other than the Price Funds.

Reporting of Significant Ownership.

Issuers (Other than Non-Public Investment partnerships, Pools or Funds). If an independent director of the Price Funds owns more than ½ of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to the Code Compliance Team, providing the name of the issuer and the total number of the issuer’s shares beneficially owned.

Non-Public Investment Partnerships, Pools or Funds. If an independent director of the Price Funds owns more than ½ of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, the independent director must report such ownership in writing to the Code Compliance Team. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence, the independent director need not report such ownership to the Code Compliance Section unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

Investments in Price Group. An independent director of the Price Funds is prohibited from owning the common stock or other securities of Price Group.

Investments in Non-Listed Securities Firms. An independent director of the Price Funds may not purchase or sell the shares of a broker-dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or the purchase or sale has otherwise been approved by the Price Fund Boards.

Dealing with Clients. Aside from market transactions effected through securities exchanges, an independent director of the Price Funds may not knowingly transact with a Price Fund. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any Price Advisers.

Prior Transaction Clearance Requirements. The independent directors of the Price Funds are generally not required to receive prior transaction clearance so long as they have no knowledge of trades being transacted for the Price Funds.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF PRICE GROUP OR ITS SUBSIDIARIES.

Reporting of Personal Securities Transactions. An independent director is not required to report his or her personal securities transactions (other than transactions in Price Group stock) as long as the independent director does not obtain information about the Price Advisers’ investment research, recommendations, or transactions. However, each independent director is reminded that changes to certain information reported by the respective independent director in the Annual Questionnaire for Independent Directors are required to be reported to Corporate Records (e.g., changes in holdings of stock of financial institutions or financial institution holding companies).

Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from Price Group. An independent director shall report to the Code Compliance Team any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than Price Group or any of its subsidiaries.

Reporting of Significant Ownership.

Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director owns more than ½ of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must report this ownership in writing to the Code Compliance Team, providing the name of the issuer and the total number of the issuer’s shares beneficially owned.

Non-Public Investment Partnerships, Pools or Funds. If an independent director owns more than ½ of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, the independent director must report such ownership in writing to the Code Compliance

Team. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence, the independent director need not report such ownership to the Code Compliance Team unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

Investments in Non-Listed Securities Firms. An independent director should be mindful of potential conflicts of interest associated with transactions and/or ownership of a broker-dealer, underwriter or federally registered investment adviser that is not publicly traded. Directors should consult with the T. Rowe Price Chief Legal Counsel regarding such matters.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS. These rules vary in their applicability depending upon whether you are an Access Person.

The following rules apply to all Access Persons, except the independent directors of the Price Funds, and to all Non-Access Persons:

Dealing with Clients. Access Persons and Non-Access Persons may not, directly or indirectly, sell to or purchase from a client any security. Market transactions are not subject to this restriction. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers and does not apply to transactions in a spousal employer-sponsored payroll deduction plan or spousal employer-sponsored stock option plan.

Investment Clubs. These restrictions vary depending upon the person’s status, as follows:

Non-Access Persons. A Non-Access Person may form or participate in a stock or investment club without prior clearance from the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (international personnel). Only transactions in Price Group stock are subject to prior transaction clearance. Club transactions must be reported just as the Non-Access Person’s individual trades are reported.

Access Persons. An Access Person may not form or participate in a stock or investment club unless prior written clearance has been obtained from the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (international personnel). Generally, transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior transaction clearance and reporting requirements applicable to an individual Access Person’s trades. If, however, the Access Person has beneficial ownership solely by virtue of his or her spouse’s participation in the club and has no investment control or input into decisions regarding the club’s securities transactions, the Chairperson of the Ethics Committee or the TRP International Compliance Team may, as appropriate as part of the prior clearance process, require the prior transaction clearance of Price Group stock transactions only.

Margin Accounts. While margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with firms with which you maintain a regular securities account relationship.

Limit Orders. While limit orders are permitted, Access Persons must be careful using “good until cancelled” orders keeping in mind that prior clearance is valid for three business days. Use of “day” limit orders are encouraged.

Trading Activity. You are discouraged from engaging in a pattern of securities transactions that either:

• Is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or

• Involves securities positions that are disproportionate to your net assets.

At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to you and/or the appropriate supervisor if ten or more reportable trades occur in your account or accounts in a month.

The following rules apply only to Access Persons other than the independent directors of the Price Funds:

Large Issuer/Volume Transactions. Although subject to prior transaction clearance, transactions involving securities of certain large issuers or of issuers with high trading volumes, within the parameters set by the Ethics Committee (the “Large Issuer/Volume List”), will be permitted under normal circumstances, as follows:

Transactions involving no more than U.S $50,000 (all amounts are in U.S. dollars) or the nearest round lot (even if the amount of the transaction marginally exceeds $50,000) per security per seven (7) calendar-day period in securities of:

• Issuers with market capitalizations of $7.5 billion or more, or

• U.S. issuers with an average daily trading volume in excess of 750,000 shares over the preceding 90 trading days in the U.S.

are usually permitted, unless the rating on the security has been changed within the seven calendar days immediately prior to the date of the proposed transaction. These parameters are subject to change by the Ethics Committee. An Access Person should be aware that if prior transaction clearance is granted for a specific number of shares lower than the number requested, the individual may not be able to receive permission to buy or sell additional shares of the issuer for the next seven calendar days.

Small Cap Issuer Transactions. Although subject to prior transaction clearance, transactions involving securities of certain small cap issuers may not be approved if there was a ratings change or ratings initiation in the previous 14 calendar days. Small cap issuers are defined as issuers with a market capitalization of $2.0 billion or less.

Transactions Involving Options on Large Issuer/Volume List Securities. Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the “Options and Futures” discussion that follows. Otherwise, in the case of options on an individual security on the Large Issuer/Volume List (if it has not had a rating change), an Access Person may trade the greater of five contracts or sufficient option contracts to control $50,000 in the underlying security; thus an Access Person may trade five contracts even if this permits the Access Person to control more than $50,000 in the underlying security. Similarly, the Access Person may trade more than five contracts as long as the number of contracts does not permit him or her to control more than $50,000 in the underlying security.

Client Limit Orders. Although subject to prior transaction clearance, an Access Person’s proposed trade in a security is usually permitted even if a limit order has been entered for a client for the same security, if:

• The Access Person’s trade will be entered as a market order; and

• The client’s limit order is 10% or more away from the market price at the time the Access Person requests prior transaction clearance.

General Information on Options and Futures. If a transaction in the underlying instrument does not require prior transaction clearance (e.g., National Government Obligations, Unit Investment Trusts), then an options or futures transaction on the underlying instrument does not require prior transaction clearance. However, all options and futures transactions, except the commodity futures transactions described on page 5-9, must be reported even if a transaction in the underlying instrument would not have to be reported (e.g., U.S. Government Obligations). Transactions in publicly traded options on Price Group stock are not permitted. Please note that Contracts for Difference are treated under this Statement in the same manner as call options, and, as a result, are subject to the 60-Day Rule.

Before engaging in options and futures transactions, Access Persons should understand the impact that the 60-Day Rule and intervening client transactions may have upon their ability to close out a position with a profit (see “Closing or Exercising Options Positions”).

Options and Futures on Securities and Indices Not Held by Clients of the Price Advisers. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on a security (and options or futures on such security) or index that is not held by any of the Price Advisers’ clients.

Options on Securities Held by Clients of the Price Advisers. With respect to options on securities of companies which are held by any of Price Advisers’ clients, it is the firm’s policy that an Access Person should not profit from a price decline of a security owned by a client (other than a “pure” Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Large Issuer/Volume List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

Other Options and Futures Held by Clients of the Price Advisers. Any other option or futures transaction with respect to domestic or foreign securities held by any of the Price Advisers’ clients will receive prior transaction clearance if appropriate after due consideration is given, based on the particular facts presented, as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of the Price Advisers’ clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the U. S. Commodity Futures Trading Commission.

Closing or Exercising Option Positions. If you are the holder of an option and you intend to close (sell) the option or exercise the option, prior transaction clearance is required. However if you have written (sold) an option and the option is exercised against you, without any action on your part, no prior transaction clearance is required. A client transaction in the underlying security or any restriction associated with the underlying security may prevent any option transaction from being closed or exercised, therefore Access Persons should be cautious when transacting in options.

Short Sales. Short sales by Access Persons are subject to prior clearance unless the security itself does not otherwise require prior clearance. Short sale transactions in narrow, long ETFs are prohibited. In addition, Access Persons may not sell any security short which is owned by any client of one of the Price Advisers unless a transaction in that security would not require prior clearance. Short sales of Price Group stock are not permitted. All short sales are subject to the 60-Day Rule.

The 60-Day Rule. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase (e.g., short sales and certain option transactions) of the same (or equivalent) securities within 60 calendar days. An “equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security that may result in a gain within 60 days of the purchase of the underlying security. Any series of transactions made which violate (or are counter to) the spirit of the 60-Day Rule, such as the establishment of a long position and subsequent establishment of a short position (or vice versa), in the same (or equivalent) security, may be deemed a violation by the Ethics Committee. This prohibition is not intended to include legitimate hedging transactions. If you have questions about whether a contemplated transaction would violate the 60-Day Rule or the spirit of the Rule, you should seek an interpretation from Code Compliance prior to initiating the transaction. Violations of the 60-Day Rule will be subject to a disgorgement of profit and any other applicable sanctions. The disgorgement of profit does not take into consideration any tax lot accounting associated with the security. It is simply the calculated gain as a result of the buy and sale (or sale and purchase) within the 60-day period.

In addition, the rule applies regardless of the Access Person’s other holdings of the same security or whether the Access person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1 and another 100 shares of XYZ stock on November 27, he or she may not sell any shares of XYZ stock at a profit for 60 days following November 27. Similarly, an Access Person must own the underlying security for more than 60 days before entering into any options transaction on that security.

The 60-Day Rule “clock” restarts each time the Access person trades in that security.

The closing of a position in an option or Contract for Difference on any security other than an index will result in a 60-Day Rule violation if the position was opened within the 60-day window and the closing transaction results in a gain. Multiple positions will not be netted to determine an overall gain or loss in options on the same underlying security expiring on the same day unless the offsetting option positions were clearly part of an options strategy. Contact the Legal Compliance Employee Trading mailbox regarding the applicability of the contemplated strategy with the 60-Day Rule.

 The 60-Day Rule does not apply to:

• Any transaction by a Non-Access Person other than transactions in Price Group stock not excluded below;

• Any transaction which because of its nature or the nature of the security involved does not require prior transaction clearance (e.g., if an Access Person inherits a security, a transaction that did not require prior transaction clearance, then he or she may sell the security inherited at a profit within 60 calendar days of its acquisition; other examples include the purchase or sale of a unit investment trust, the exercise of a corporate stock option by an Access Person’s spouse, or pro-rata distributions;

• Any transaction in Price Group stock effected through the ESPP (note that the 60-Day rule does apply to shares transferred out of the ESPP to a securities account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP);

• The exercise of “company-granted” Price Group stock options or receipt of Price Group shares through Company-based awards and the subsequent sale of the derivative shares; and

• Any purchase of Price Group stock through an established dividend reinvestment plan.

Prior transaction clearance procedures do not check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade. If you have any questions about whether this rule will be triggered by a proposed transaction, you should contact Code Compliance or International Compliance before requesting prior transaction clearance for the proposed trade. Access

Persons may request in writing an interpretation from the Chairperson of the Ethics Committee that the 60-Day Rule should not apply to a specific transaction or transactions.

Expanded Holding Period Requirement for Employees in Japan. Securities owned by staff employed by TRPJ may be subject to a longer holding period than 60 days. If you have any questions about this restriction, you should contact International Compliance.

Investments in Non-Listed Securities Firms. Access Persons may not purchase or sell the shares of a broker-dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a NASDAQ stock or prior transaction clearance is given under the private placement procedures.

REPORTING OF ONE – HALF OF ONE PERCENT OWNERSHIP. If an employee owns more than ½ of 1% of the total outstanding shares of a public or private company, he or she must immediately report this in writing to Code Compliance (via the Code of Ethics mailbox), providing the name of the company and the total number of such company’s shares beneficially owned.

GAMBLING RELATED TO THE SECURITIES MARKETS. All associates subject to the Code are prohibited from wagering, betting or gambling related to individual securities, securities indices, currency spreads, or other similar financial indices or instruments. This prohibition applies to wagers placed through casinos, betting parlors or internet gambling sites and is applicable regardless of where the activity is initiated (e.g., home or firm computer or telephone). This specific prohibition does not restrict the purchase or sale of securities through a securities account reported to Code Compliance even if these transactions are effected with a speculative investment objective.

INITIAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 calendar days after the starting date), each Access Person, except an independent director of the Price Funds, is required by U.S. securities laws to disclose all current securities holdings in which he or she is considered to have beneficial ownership or control (“Initial Holdings Report”) (see page 5-4 for definition of the term Beneficial Owner) and provide or reconfirm the information regarding all of his or her securities accounts. Access Persons should use myTRPcompliance, located on the Exchange, to disclose and certify their Initial Holdings Report. SEC Rules require that each Initial Holding Report contain, at a minimum, the following information:

• Securities title;

• Securities type;

• Exchange ticker number or CUSIP number, as applicable;

• Number of shares or principal amount of each reportable securities in which the Access Person has any direct or indirect beneficial ownership;

• The name of any broker, dealer or both with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

• The date the Access Person submits the Initial Holding Report.

The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Each Access Person, except an independent director of the Price Funds, is also required to file an Annual Compliance Certification as of December 31 of each year. This report can be completed by using myTRPcompliance located on the Exchange. This report is due by no later than January 31. The Chief Compliance Officer or their designee reviews all Annual Compliance Certifications.

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of employment or other association with Price Group and the Price Funds. The Ethics Committee, the Code Compliance Team, and the TRP International Compliance Team are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person’s and entity’s compliance with this Statement and to otherwise prevent and detect violations.

Violations by Access Persons, Non-Access Persons and Independent Directors of Price Group. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, inter alia, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to forfeit any profit realized from any transaction that is in violation of this Statement to the T. Rowe Price Foundation or an approved international non-profit organization. All material violations of this Statement shall be reported to the Board of Directors of Price Group and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

Following are sanctions guidelines associated with violations of this Statement. These guidelines are supplemental to the forfeiture of profit associated with certain violations where an associate economically benefited. Code Compliance will utilize a rolling two-year, look-back period in the administration of the sanctions guidelines.

First Violation

• Associate and manager notification, and

• Associate required to complete online remedial training course.

Second Violation

• Associate and escalated manager notifications up to, and including, applicable Management Committee (“MC”) member,

• Associate required to complete online remedial training course,

• Associate required to meet with applicable Chief Compliance Officer and Senior Compliance Manager, and

• Associate fined according to officer or role guidelines.

Associate	VP TRP Group	Investment Personnel	Portfolio Manager, Business Unit Leader, MC Member
$250	$750	$750	$1,500

Third Violation

• Associate and escalated manager notifications up to, and including, applicable Management Committee (“MC”) member,

• Chief Executive Officer notified,

• Associate required to complete online remedial training course,

• Associate subject to three-month trading prohibition, and

• Associate fined according to officer or role guidelines.

Associate	VP TRP Group	Investment Personnel	Portfolio Manager, Business Unit Leader, MC Member
$500	$2,000	$2,000	$5,000

Fourth Violation

• Sanctions to be determined by Ethics Committee.

Violations by Independent Directors of Price Funds. Upon discovering a material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Board will impose such sanctions as it deems appropriate.

* Vice President of T. Rowe Price Group or any subsidiary